EXHIBIT 10(o)(o)

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT, is entered into as of March , 2012 (the “Agreement”), by and between EMCOR Group, Inc., a Delaware corporation (the “Company”), and                     (“Executive”), pursuant to the EMCOR 2010 Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to grant Executive an award of restricted stock units under the Plan on the terms and conditions set forth herein and Executive desires to accept such grant.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1. Award of Restricted Stock Units. Pursuant to the provisions of the Plan, Executive is hereby awarded             restricted stock units (“Restricted Stock Units”), which constitute the right to receive, without payment, (i)             shares of common stock of the Company on a deferred basis (the “Unit Award”), and (ii) the right to receive, without payment, additional shares of common stock on the same basis as the Unit Award, equal in value to the dividends as of the dividend payment date, if any, which would have been paid with respect to the common stock underlying the Unit Award had such common stock been issued to Executive on the date hereof (the “Deferred Dividend Shares”), with the number of shares to be delivered in respect of the Deferred Dividend Shares to be calculated as of the date on which the dividend is paid to holders of Company common stock, in each case subject to the terms and conditions set forth herein. The Unit Award and the Deferred Dividend Shares are collectively referred to herein as the “Award.” The Award is granted as of the date hereof (the “Date of Grant”).

2. Vesting of Award; Treatment Upon Termination of Service. The Award under this Agreement shall vest as provided in this Section 2.

(a) Vesting Generally. Subject to the following provisions of this Section 2 and the other terms and conditions of this Agreement, the Unit Award shall become vested on the basis of one Restricted Stock Unit to one share of Company’s common stock, and the Deferred Dividend Shares shall become vested only upon the vesting of the underlying Restricted Stock Unit and only if a dividend has actually been declared and issued on the Company’s common stock as of the vesting date of the Restricted Stock Unit provided in this Section 2.

Except as hereafter provided, the Unit Award will vest, and shares of the Company’s common stock underlying the Award will only become deliverable, in one installment on March , 2016. In the event of termination of Executive’s employment with the Company (a “Termination of Service”) for any reason other than as set forth in Section 2(b), 2(c), or 2(e) below, all unvested Restricted Stock Units and Deferred Dividend Shares shall immediately and automatically terminate and no shares of common stock in respect of the Award shall thereafter be issued.

(b) Death or Disability. In the event of Termination of Service of Executive by the Company by reason of Executive’s death or Disability (as defined below), the Award shall become immediately and fully vested and shares of the Company’s common stock in respect thereof will be delivered in accordance with the provisions hereof.

For purposes of this Agreement, “Disability” shall be deemed to exist if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Company for a period of six (6) months.

(c) Termination by the Company Other Than For Cause. In the event of Termination of Service of Executive by the Company other than for Cause or Disability or Death, the Award shall become immediately and fully vested and shares of the Company’s common stock in respect thereof will be delivered in accordance with the provisions hereof. For purposes of this Agreement, “Cause” shall mean (i) an action by Executive involving willful malfeasance in connection with his employment which results in material harm to the Company, (ii) Executive being convicted of a felony, or (iii) substantial and repeated failure by Executive to perform duties as reasonably directed by the Board of Directors of the Company.

(d) Change in Control. Notwithstanding any provision of this Section 2 to the contrary, the Award shall become immediately and fully vested and shares of the Company’s common stock will be delivered in accordance with the provisions hereof in connection with and immediately prior to a Change in Control of the Company. For purposes of this Agreement, “Change in Control of the Company” shall have the meaning assigned to it in the Plan.

(e) Termination of Service by Executive for Good Reason. In the event of Termination of Service of Executive by the Executive for Good Reason the Award shall become immediately and fully vested and shares of the Company’s common stock will be delivered in accordance with the provisions hereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence (without Executive’s express written consent) of any one of the following acts, or failure to act, provided that Executive provides notice to the Company within 90 days of the initial existence of the condition, such act or failure to act is not corrected within 30 days of such notice, and Executive terminates employment not later than 30 days thereafter: (1) a material reduction by the Company in Executive’s annual base salary as in effect on the date hereof or as it may be increased from time to time, other than in connection with a similar (as a percentage of base salary) reduction in salary applicable to all senior executives of the Company or (2) the material failure by the Company to pay to Executive any portion of Executive’s annual base salary and annual bonus that is already earned and due under the Company’s regular payroll practices.

(f) In the event of Termination of Services by Executive Upon Retirement. In the event of Termination of Service of Executive by the Executive upon his Retirement, a pro rata portion of the Award shall become immediately and fully vested and shares of the Company common stock will be delivered in accordance with the provisions hereof. For purposes of this Agreement, Retirement shall mean the Executive’s voluntary termination of employment on or after attaining age 65. The pro rata portion of the Award shall be a fraction of such Award and the denominator of such fraction shall be four and the numerator thereof shall be the number of 12 month periods or portions thereof, commencing on the date hereof or an anniversary of the date hereof, that shall have elapsed between the date hereof and the date of Retirement.

(g) Delivery of Shares. Subject to the terms of this Agreement, including the following sentence, and satisfaction of any withholding tax liability pursuant to Section 4 hereof, the Company shall promptly deliver to Executive on or around the vesting date (and in all events within 30 days after the applicable vesting date), a certificate or shall credit Executive’s account so as to evidence the number of shares of the Company’s common stock, if any, to which Executive is entitled hereunder, as calculated in accordance with this Section 2. Notwithstanding the foregoing, in the event of a Change of Control or if Executive’s employment (a) shall be terminated by the Company other than for Cause or (b) shall be terminated by Executive for Good Reason or upon Retirement or (c) shall be terminated by the Company or Executive by reason of his Disability, or if Executive shall die while employed by the Company, then in such case, the shares of Company common stock to which Executive is entitled hereunder shall be promptly issued upon such termination of employment (and in all events within 30 days after the applicable vesting date).

3. Tax Withholding. No shares of the Company’s common stock will be issued until Executive pays to the Company an amount sufficient to allow the Company to satisfy its tax withholding obligations. To this end, Executive shall either:

(a) pay the Company the amount of tax to be withheld (including through payroll withholding);

(b) deliver to the Company other shares of stock of the Company owned by Executive prior to such date having a fair market value, as determined by the Compensation and Personnel Committee of the Board of Directors of the Company, not less than the amount of the withholding tax due, which either have been owned by Executive for more than six (6) months (or such shorter period approved by the Company) or were not acquired, directly or indirectly, from the Company;

(c) make a payment to the Company consisting of a combination of cash and that number of other such shares of Company common stock meeting the requirements described in (b) sufficient to satisfy the withholding obligation; or

(d) elect to satisfy such obligation by having the Company withhold shares of stock of the Company that would otherwise have been delivered to Executive upon vesting of the Award as provided in Section 2 hereof, provided that withholding by such method shall be limited to the minimum required applicable tax withholding.

4. References. References herein to rights and obligations of Executive shall apply, where appropriate, to Executive’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

5. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

EMCOR Group, Inc.

301 Merritt Seven

Norwalk, CT 06851

Attention: President

If to Executive:

At Executive’s most recent address

shown on the Company’s records,

or at any other address which Executive

may specify in a notice delivered to the

Company in the manner set forth herein.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the State of Delaware, to be applied.

7. Rights of a Stockholder. Executive shall have no right to transfer, pledge, hypothecate or otherwise encumber Unit Awards or Deferred Dividend Shares. Once Unit Awards and Deferred Dividend Shares vest and the shares of common stock underlying those units or shares have been delivered, but not until such time and only with respect to the shares of common stock so delivered, Executive shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

8. No Right to Continued Employment. This Award shall not confer upon Executive any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate Executive’s employment at any time.

9. Provisions of the Plan. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan. This Agreement and the Award set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to Executive and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

10. Usage of Certain Terms. For purposes of this Agreement, all references to termination of employment, termination of service and similar or correlative terms shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

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IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Unit Agreement as of the date first above written.

EMCOR GROUP, INC.

By:
Anthony J. Guzzi, President